Exhibit 10.12

STRATEGIC MARKETING ALLIANCE AGREEMENT

THIS STRATEGIC MARKETING ALLIANCE AGREEMENT (the “Agreement”) is entered into as of of December 31, 2001, by and between ROCHE DIAGNOSTICS CORPORATION, an Indiana corporation (“RDC”) BIO-REFERENCE LABORATORIES, INC., a New Jersey corporation (“BRLI”), and CareEvolve.com, Inc, a New Jersey Corporation (“CareEvolve”).  (RDC, BRLI and CareEvolve are sometimes referred to herein collectively as the “Parties” and each individually as a “Party.”)

PRELIMINARY STATEMENTS

A.            RDC is engaged in the business of manufacturing, marketing and selling diagnostic equipment, reagents and other related supplies and has an established customer and referral base of hospitals, laboratories, alternative site testing facilities and health care professionals.

B.            BRLI, through its wholly owned subsidiary CareEvolve, markets and provides a physician-patient and physician-payer electronic communications service that is designed, among other things, to communicate laboratory orders and results, e-mail prescriptions and refills, provide payer eligibility, process payment claims, manage disease programs for specified disease states, and provide other physician services (the “CareEvolve Service”).

C.            The Parties have determined that it is in their respective best interests to enter into a strategic marketing alliance, whereby RDC would promote and provide support for the CareEvolve Service in exchange for a portion of the revenues generated thereby.

D.            The Parties desire to enter into this Agreement in order to establish the terms of this alliance.

TERMS

NOW, THEREFORE, in consideration of the forgoing premises and the covenants set forth in this Agreement, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

  1.                           Strategic Alliance.  The Parties hereby establish a strategic marketing alliance (the “Alliance”), which shall be governed by the terms set forth in this Agreement.

  2.           Obligations of RDC.  RDC shall have the following obligations in connection with the Alliance:

  (a)                         Employees.  During the Term, RDC shall cause its Corporate Account Directors and Field Marketing Managers to be trained by CareEvolve pursuant to Section 3(b) of this Agreement and will thereafter cause its Corporate Account Directors and Field Marketing Managers to market the CareEvolve Service along with other RDC services and products.

  (b)                         Payment of Expenses.  Within thirty days of the date of this Agreement, RDC shall pay to CareEvolve the sum of $1,000,000.00, which sum shall be applied by CareEvolve in the manner specified by the Steering Committee (as hereinafter defined). This sum shall be used by CareEvolve during the term of this Agreement solely to fund those ongoing operating expenses of CareEvolve set forth in the Steering Committee-approved Annual Budget described in Section 5 (the “CareEvolve Operating Expenses”), including the expenses associated with the employment by CareEvolve of the employees specified in Section 3(a). RDC shall be obligated to make no other payments with respect to the activities of the Alliance during the term, except for such other expenses as may be approved in advance in writing by the Steering Committee.

  (c)                         Managerial Support.  During the Term, RDC shall provide general managerial support to the Alliance and to CareEvolve, at no cost or expense to CareEvolve.  For purposes of this section and Section 3(c) of this Agreement, “general managerial support” shall be deemed to mean general advice and consultation by members of the mid-level to senior management of the party providing such support. “General managerial support” shall not be construed to mean the conduct of day-to-day operations of the CareEvolve business.

  (d)                         Sales Efforts.  During the Term, RDC shall cause its sales personnel to exercise commercially reasonable efforts to market and sell the CareEvolve Service.

  (e)                         Exclusivity.  During the Term, RDC shall not (1) directly or indirectly develop and/or market any other portal solution providing the service of lab order test result reporting, (2)  enter into any other arrangements with CareEvolve competitors for portal solutions for lab order test result reporting, or (3) enter into any agreement or arrangement with MedUnite [Insert proper corporate name of MedUnite] that could reasonably be deemed to  interfere with the relationship of CareEvolve with MedUnite.

  3.                           Obligations of BRLI and CareEvolve.  BRLI and CareEvolve shall have the following obligations in connection with the Alliance:

  (a)                         Employment of CareEvolve Employees. During the Term, CareEvolve shall employ the following employees on a full-time basis: (a) one Marketing Manager and (b) three marketing, sales, support and training persons. These employees (collectively, the “CareEvolve Marketing Employees”) shall dedicate their time exclusively to the business of marketing the CareEvolve Service on a full-time basis.  CareEvolve shall be solely responsible for the payment of all expenses associated with the employment of the CareEvolve Marketing Employees, including but not limited to salaries, fringe benefits, withholding of taxes and other similar expenses.  The CareEvolve Marketing Employees shall be under the control and direction of CareEvolve; however, that (1) the Steering Committee shall advise and assist in the hiring and performance assessments of the CareEvolve Marketing Employees, (2) no employee shall be hired as a CareEvolve Marketing Employee without the consent of the Steering Committee and (3) the Steering Committee may, at any time, require the termination and replacement of any CareEvolve Marketing Employee.

  (b)                         Training.  Promptly following the execution of this Agreement, CareEvolve shall provide one-time comprehensive technical and sales training on the CareEvolve Service the Care Evolve Marketing Employees and all of RDC’s Corporate Account Directors and Field Marketing Managers.  CareEvolve shall provide supplemental continuing education and training from time to time thereafter, as directed by the Steering Committee.  This training shall be provided at no cost to CareEvolve, BRLI or RDC; the cost of such training shall not be considered a CareEvolve Operating Expense.

  (c)                         Managerial Support.  During the Term, BRLI shall provide general managerial support to the Alliance and to CareEvolve, at no cost or expense to CareEvolve.

  (d)                         Sales Efforts.  During the Term, BRLI and CareEvolve shall cause its sales personnel to exercise commercially reasonable efforts to market and sell the CareEvolve Service.

  (e)                         Records and Access.  During the Term and for a period of eight years following the expiration or termination of the Term, CareEvolve shall prepare, preserve and maintain reasonably detailed, complete and accurate records of all marketing activities for, sales/commercialization referrals for, gross revenues realized in connection with, and costs and expenses incurred in connection with, the CareEvolve Service, the Alliance and CareEvolve.  CareEvolve shall provide to RDC or its designated agents, upon reasonable request, but no more than one time in any given six month period of time or upon termination of this Agreement as herein described in Paragraph 7, complete access to such records for any purpose whatsoever.  RDC shall be entitled to make and retain copies of such records, at RDC’s expense.

  (f)                          Exclusivity:  During the Term, neither BRLI nor CareEvolve will enter into any agreement, arrangement or relationship relating to the sale, marketing, promotion of the CareEvolve services with any other diagnostic company that competes directly or indirectly with RDC for a similar strategic marketing Agreement concerning the CareEvolve Service.

  (g)                         No Other Agreements; No Sale of Equity. During the Term, without the prior written consent of RDC, neither BRLI nor CareEvolve shall enter into an agreement or arrangement with any other party respecting the distribution of the income or revenue of CareEvolve, nor shall CareEvolve issue any additional equity or debt securities to any party other than BRLI.

  4.                           Payments to RDC. During the Term, CareEvolve shall pay to each RDC and BRLI an amount equal to 50% of the net after-tax income generated in each quarter, in each case not to exceed 50% of the net after-tax cash (computed without deduction of any payments or accruals made by CareEvolve to RDC and BRLI pursuant to this paragraph 4), generated through the sale, licensing or other commercialization of the CareEvolve Service, unless the parties have jointly agreed through the Steering Committee to waive disbursement in the best interests of the operations of CareEvolve. On or before the fifteenth day next following the last day of the last month of each calendar quarter (commencing in the second calendar quarter of the Term), CareEvolve shall deliver to RDC and BRLI an accounting of the net after-tax income received from the commercialization of the CareEvolve Service during the prior calendar quarter, and shall deliver payment contemporaneously with the delivery of the accounting.

  5.                           Steering Committee; Annual Budget.

  (a)                 Steering Committee Responsibilities and Membership.  During the Term, the Parties each shall appoint three management representatives to a committee that will oversee the Alliance and the activities of CareEvolve, the strategic direction and management of the Alliance and CareEvolve, and the performance of the Parties hereunder (the “Steering Committee”).  The full Steering Committee shall meet at least quarterly to discuss implementation of this Agreement, issues relating to the continued development, marketing, promotion, distribution and sale of the CareEvolve Service, and such other commercial issues relating to the Alliance and CareEvolve that either Party believes is appropriate for discussion by the Steering Committee.  In addition to the full Steering Committee, RDC and BRLI each shall appoint one member of their respective Steering Committee panels to meet on a more regular basis to oversee the regular operations of CareEvolve.  The Steering Committee shall be responsible for all commercially or strategically significant decisions affecting the Alliance or CareEvolve, including, without limitation, the establishment and review of the Annual Budget per Section 5(b) and the disbursement of funds paid by RDC to cover CareEvolve Operating Expenses in accordance therewith.  RDC’s initial appointees to the Steering Committee are:  Dick Aderman, Tom Adkins and David Quick.  BRLI’s initial appointees to the Steering Committee are:  Marc Grodman, Morton Topfer and Richard Faherty.  A Party may change one or more of its representatives to the Steering Committee as well as the day-to-day appointee by providing notice to the other Party in accordance with Section 15(d).

  (b)                 Annual Generic Budget.  Each year, the Steering Committee shall be responsible for setting an annual generic budget (the “Annual Budget”) for the coming year’s CareEvolve operations, setting forth the planned CareEvolve Operating Expenses for the year.  The Annual Budget for each year of the Term shall be agreed upon by no later than the anniversary date of this Agreement on which such year begins, provided, however, that the Annual Budget for the initial year of this Term shall be agreed upon by the Steering Committee within thirty days of execution of this Agreement. The Steering Committee shall review the Annual Budget quarterly and make adjustments, if necessary, at the time of such review. CareEvolve may pay any CareEvolve Operating Expenses which are provided for in the Annual Budget, as adjusted quarterly, without further approval of the Steering Committee. Any expense payments which are not provided for in the Annual Budget (including any payments for operating expenses) must be pre-approved in writing by the Steering Committee.

  6.                           Term; Termination.  The term of this Agreement (the “Term”) shall commence on the date hereof and continue for a period of five years, unless earlier terminated in accordance with Section 7.

  7.                           Termination.  This Agreement may be terminated:

  (a)                         Mutual Agreement.  Immediately, upon the mutual written agreement of the Parties;

  (b)                         Anniversary Dates.  On the first or any subsequent anniversary of the date of this Agreement, by either Party, upon written notice to the other Party provided at least thirty, but no more than sixty, days prior to the applicable anniversary date;

  (c)                         Material Breach.  Immediately, by the non-breaching Party, upon written notice if a Party materially breaches this Agreement and such breach is not curable, or if such breach is curable within the thirty day period following the provision of written notice of such breach to the breaching Party, if such breach is not cured within the thirty day period;

  (d)                         Bankruptcy.  Immediately, by either Party upon written notice, if the other Party (i) becomes insolvent; (ii) makes an assignment for the benefit of its creditors; (iii) seeks or obtains protection under the bankruptcy laws of the United States or any state, whether voluntarily or involuntarily; (iv) develops or has developed a plan of arrangement or composition agreement as a result of a general meeting of its creditors; (v) has appointed a receiver, custodian, trustee or like officer to take possession of all or any substantial part of its assets; (vi) has all or any substantial part of its assets attached, executed or seized; or (vi) admits in writing its inability to pay its debts as they mature;

  (e)                         Termination of Reseller Agreement.  Immediately, by RDC, if that certain Vendor Agreement made and entered into by and between MedUnite, Inc., BRLI and CareEvolve, dated December 17, 2001, attached hereto as Exhibit A, (the “MedUnite Reseller Agreement”) expires or is terminated for any reason whatsoever, unless the MedUnite Reseller Agreement is terminated with CareEvolve as a direct result of the acts, actions or failures to act on the part of RDC.

  (f)                          Steering Committee Deadlock.  Immediately, by either party, if the Steering Committee is unable to reach agreement on a material business issue relating to the CareEvolve business, and after submission of the issue to management discussions in accordance with Section 15(c) the Parties are unable to resolve the deadlock.

  8.                           Effect of Termination.

  (a)                         Termination Generally.  Except as expressly provided in Section 8(b) below, termination of this Agreement for any of the causes specified in Section 7 shall not relieve either Party from the performance of any commitment or obligation hereunder which survives termination, or relieve either Party from the payment of monies owed to the other Party pursuant to the terms of this Agreement.  Furthermore, the terminating Party shall retain all of its rights and remedies at law and in equity upon such termination.

  (b)                         Return on Investment. If RDC terminates this Agreement at any time for any of the causes specified in Sections 7(c), (d) or (e), or if BRLI terminates this Agreement pursuant to Section 7(b) effective during the first two years next following the execution date of this Agreement, or if either Party terminates this Agreement pursuant to Section 7(f) within two years of the date of this Agreement, then:

  (i)                          Immediate Return of Invested Capital.  Within thirty days of termination, CareEvolve shall return to RDC an amount equal to the monies advanced to CareEvolve by RDC less all budgeted CareEvolve Operating Expenditures approved by the Steering Committee for the ongoing operation of CareEvolve and paid on or prior  to the date of termination pursuant to Section 4); and

  (ii)                         Entitlement to Revenue Stream.  After the date of termination, and during the five-year period following execution of this Agreement, or at least two years after termination, whichever shall be longer, CareEvolve shall pay to RDC amounts equal to 50% of the net after-tax income generated through sales, licensing or commercialization of the CareEvolve Service to RDC Accounts (as hereinafter defined) after collections.  Such amounts shall be calculated, paid and accounted for quarterly in the manner contemplated in Section 4.  As used herein, “RDC Accounts” means CareEvolve Service customers introduced to BRLI/CareEvolve by RDC personnel, or customers acquired by BRLI/CareEvolve as a result of significant sales efforts by RDC personnel.

  (iii)                        License.  Effectively immediately and automatically upon any termination of the type described in this Section 7(b), RDC shall have, and CareEvolve hereby grants to RDC, an irrevocable, worldwide, perpetual, royalty-free, nonexclusive license to use (including to reproduce, modify, create derivative works, distribute, transmit, publicly perform, publicly display, and sublicense) the CareEvolve Service (including, without limitation, the CareEvolve IP (as hereinafter defined)). After such termination, at its option, RDC may assume the defense of any actual or threatened infringement or claim of infringement of any patent, copyright, trademark, trade secret, privacy, publicity, or other proprietary right of any third party based on the CareEvolve Service or the CareEvolve IP or its use by RDC, or follow such other course of action is it reasonably deems necessary to protect its interest; provided, however, that RDC shall be indemnified by BRLI for all reasonable costs incurred in such course of action in accordance with Section 12.

  9.                           Representations and Warranties of RDC.  RDC hereby represents and warrants to BRLI as follows:

  (a)                         Authority; Binding Agreement; Noncontravention.  RDC has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and binding obligation of RDC, enforceable in accordance with its terms.  Neither the execution and delivery of this Agreement nor the consummation of the actions and transactions contemplated herein will, with or without the passage of time or the delivery of notice,  (i) conflict with, result in a breach of or constitute a default under any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which RDC is a party or bound, (ii) violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any court, administrative agency, commission or other governmental entity or instrumentality, or (iii) violate any provision of the charter, bylaws or other constituent documents of RDC.

  (b)                         Organization.  RDC is a corporation duly organized and validly existing under the laws of the State of Indiana.

  (c)                         Consents.  No notice to, filing with or authorization, consent or approval of any governmental entity or third party is necessary for the consummation by RDC of the actions and transactions contemplated by this Agreement.

  10.                         Representations and Warranties of BRLI.  BRLI hereby represents and warrants to RDC as follows:

  (a)                         Authority; Binding Agreement; Noncontravention.  BRLI has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and binding obligation of BRLI, enforceable in accordance with its terms.  Neither the execution and delivery of this Agreement nor the consummation of the actions and transactions contemplated herein will, with or without the passage of time or the delivery of notice,  (i) conflict with, result in a breach of or constitute a default under any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which BRLI is a party or bound, (ii) to the best of its knowledge, violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any court, administrative agency, commission or other governmental entity or instrumentality, or (iii) violate any provision of the charter, bylaws or other constituent documents of BRLI.

  (b)                         Organization; Stock Ownership.  BRLI is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. BRLI is the sole shareholder of CareEvolve.

  (c)                         Consents.  No notice to, filing with or authorization, consent or approval of any governmental entity or third party is necessary for the consummation by BRLI of the actions and transactions contemplated by this Agreement.

  (d)                         Ownership of Intellectual Property.  BRLI, or CareEvolve, owns all right, title and interest, free and clear of all encumbrances, in and to all inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements,  patents, trademarks (registered and unregistered), service marks, trade dress, trade names, mask works, domain names and URL’s, trade names, copyrights (registered and unregistered) and other intellectual property used or useful to BRLI in connection with CareEvolve and the development, marketing and sale of the CareEvolve Service (collectively, the “CareEvolve IP”). To the best of its knowledge, information and belief, no person has challenged, or to BRLI’s knowledge has threatened to challenge, the validity of or BRLI’s rights to the CareEvolve IP.  To the best of its knowlede, information and believ, no act or omission of BRLI, including, without limitation, the use, production, marketing, licensing or sale of the CareEvolve Service generally, or the CareEvolve IP specifically, violates, infringes or misappropriates, or has violated, infringed or misappropriated, any intellectual property rights of any other person or entity.  BRLI or CareEvolve has the sole and exclusive right to bring actions for the violation, infringement or misappropriation of the CareEvolve IP.

  11.                         Representations and Warranties of CareEvolve.  CareEvolve hereby represents and warrants to RDC and BRLI as follows:

  (a)                         Authority; Binding Agreement; Noncontravention.  CareEvolve has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and binding obligation of CareEvolve, enforceable in accordance with its terms.  Neither the execution and delivery of this Agreement nor the consummation of the actions and transactions contemplated herein will, with or without the passage of time or the delivery of notice,  (i) conflict with, result in a breach of or constitute a default under any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which CareEvolve is a party or bound, (ii) to the best of its knowledge, violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any court, administrative agency, commission or other governmental entity or instrumentality, or (iii) violate any provision of the charter, bylaws or other constituent documents of CareEvolve.

  (b)                         Organization.  CareEvolve is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. BRLI owns 100% of the issued and outstanding equity securities of CareEvolve.

  (c)                         Consents.  No notice to, filing with or authorization, consent or approval of any governmental entity or third party is necessary for the consummation by CareEvolve of the actions and transactions contemplated by this Agreement.

  (d)                         Ownership of Intellectual Property.  CareEvolve or BRLI owns all right, title and interest, free and clear of all encumbrances, in and to all inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements,  patents, trademarks (registered and unregistered), service marks, trade dress, trade names, mask works, domain names and URL’s, trade names, copyrights (registered and unregistered) and other intellectual property used or useful to CareEvolve in connection with CareEvolve and the development, marketing and sale of the CareEvolve Service (collectively, the “CareEvolve IP”). No person has challenged, or to CareEvolve’s knowledge has threatened to challenge, the validity of or CareEvolve’s rights to the CareEvolve IP.  No act or omission of CareEvolve, including, without limitation, the use, production, marketing, licensing or sale of the CareEvolve Service generally, or the CareEvolve IP specifically, violates, infringes or misappropriates, or has violated, infringed or misappropriated, any intellectual property rights of any other person or entity.  CareEvolve or BRLI has the sole and exclusive right to bring actions for the violation, infringement or misappropriation of the CareEvolve IP.

  12.                         Indemnification Provisions for the Benefit of BRLI and CareEvolve.  RDC shall indemnify, defend and hold harmless BRLI and CareEvolve and their agents, shareholders, officers, directors, affiliates, successors and assigns from and against any and all actions, suits, proceedings, claims, demands, orders, damages, dues, penalties, fines, costs, liabilities, obligations, losses, expenses and fees (including, without limitation, attorneys fees and costs) resulting from (a) RDC’s breach of any representation, warranty or covenant contained in this Agreement, or (b) RDC’s gross negligence or willful misconduct in the course of its performance of this Agreement.

  13.                         Indemnification Provisions for the Benefit of RBC.

  (a) As to BRLI:

(i)             BRLI shall indemnify, defend and hold harmless RDC and its agents, shareholders, officers, directors, affiliates, successors and assigns from and against any and all actions, suits proceedings, claims, demands, orders, damages, dues, penalties, fines, costs, liabilities, obligations, losses, royalties, expenses and fees (including, without limitation, attorneys fees and costs ) resulting from (a) BRLI’s breach of any material representation, warranty or covenant contained in this Agreement, (b) BRLI’s gross negligence or willful misconduct in the course of its performance of this Agreement.

  (b) As to CareEvolve:

(i)             CareEvolve shall indemnify, defend and hold harmless RBC and its agents, shareholders, officers, directors, affiliates, successors and assigns from and against any and all actions, suits, proceedings, claims, demands, orders, damages, dues, penalties, fines, costs, liabilities, obligations, losses, royalties, expenses and fees (including, without limitation, attorneys fees and costs) resulting from (a)) CareEvolve’s breach of any material representation, warranty or covenant contained in this Agreement, (b)) CareEvolve’s gross negligence or willful misconduct in the course of its performance of this Agreement., (c) any injuries or death to persons, damage to property or other losses or liabilities whatsoever realized by a third party as a result of the marketing, sale, use, misuse, administration, transmission or other operation of the CareEvolve Service, and (d)) any actual or alleged violation, infringement, breach or misappropriation by CareEvolve of any third party intellectual property rights caused or allegedly caused by CareEvolve’s marketing, ownership, use, misuse, licensing, sale, commercialization or any other utilization of the CareEvolve Service and/or the CareEvolve IP.

  14.                         Confidentiality.  Each of RDC, BRLI and CareEvolve acknowledges that in the course of its performance under this Agreement it shall receive from the other Parties certain Confidential Information (as hereinafter defined).  During the Term and for a period of five years following the expiration or termination thereof, no Party shall disclose such Confidential Information to third parties without the prior written consent of the disclosing Party; provided, however, that RDC may, without prior written consent, disclose BRLI or CareEvolve Confidential Information to any affiliate controlled by or under common control with RDC, except LabCorp Holdings, Inc., or any other LabCorp division, sub-division, business unit or associated business operation of LabCorp Holdings, Inc..  Neither RDC nor BRLI nor CareEvolve shall make any use, commercial or otherwise, of any of the other Party’s Confidential Information for any purpose unrelated to its performance of its obligations under this Agreement.

  (a)                         Public Disclosure.  A Party shall be relieved of confidentiality obligations under this Section 14 if (a) the Party receiving the Confidential Information can demonstrate by written records that the Confidential Information was already known to it, or to an affiliate, at the time of the original receipt of the Confidential Information from the other Party, (b) the Confidential Information was, at the time of disclosure to the receiving Party, generally available to the public or later becomes available to the public through no fault of the receiving Party, or (c) the Confidential Information was made available to the receiving Party or an affiliate of the receiving Party for its use or disclosure by a third party who at the time of transmitting such Confidential Information had the right to do so.

  (b)                         Confidential Information – Defined.  For purposes of this Agreement, “Confidential Information” shall mean confidential and proprietary business information that, if disclosed in tangible form, is marked as confidential at the time of disclosure by the disclosing Party, or if first disclosed orally, is identified as confidential by the disclosing Party at the time of disclosure and is summarized in writing within thirty days of such disclosure.

  15.                         Miscellaneous.

  (a)                   Option to Purchase Equity Interests.

(i)                RDC shall have the option to initiate negotiation of a minority investment in BRLI. If RDC provides written notice to BRLI of its desire to initiate such negotiations, BRLI shall negotiate with RDC in good faith on such investment maters.

(ii)               For the nominal sum of $10.00 (the “CareEvolve Option Fee”), BRLI hereby grants to RDC an option (the “CareEvolve Option”) to purchase an equity interest in CareEvolve from BRLI equal to up to 50% of the ownership of CareEvolve.

(iii)              The CareEvolve Option shall entitle RDC to make the equity investments at fair market value at the time of the exercise of the respective Option.

(iv)              The CareEvolve Option shall become exercisable upon the payment of the CareEvolve Option Fee and shall expire upon the termination of this Agreement.

  (b)                         Right of First Refusal:  BRLI hereby grants RDC a right of first refusal to purchase CareEvolve from BRLI at substantially the same price and upon substantially the same terms as any valid, reasonable offer by a third party to purchase CareEvolve from BRLI which BRLI is willing to accept.  BRLI promptly shall provide to RDC written notice of any offer received by a third party to purchase CareEvolve from BRLI that BRLI is willing to accept, which notice shall include a detailed, complete description of the terms of the offer provided by such third party.  RDC shall have thirty days from the date of notice exercise such right of first refusal by providing written notice to BRLI of RDC’s intent to exercise its right of first refusal

  (c)                         Dispute Resolution.  If a disagreement arises between the Parties as to any matters within the scope of this Agreement (including, without limitation, a disagreement among the Steering Committee resulting in a deadlock), and the personnel of either Party responsible for administering this Agreement are unable despite good faith efforts to resolve the dispute among themselves, either Party may request that the issue of disagreement be referred to members of Senior Management (as hereinafter defined) of the Parties for resolution.  (For the purposes of this Agreement, “Senior Management” shall be deemed to include any member of management at the equivalent level of a vice-president or above who has authority to settle such disputes.)  The Parties agree not to take any other action to resolve any dispute relating to this Agreement until at least thirty days have elapsed since the first communication between Senior Management representatives pursuant to this Section 15(c); provided, however, that either Party may seek injunctive relief if such Party believes in good faith that it will suffer irreparable harm without such relief before such period of time elapses.  This Agreement shall remain in full force and effect during the pendency of any dispute resolution procedures undertaken pursuant hereto.

  (d)                         Notice.  All notices, requests, demands, approvals, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the Party to whom notice is to be given, (b) on the day of transmission if sent via facsimile transmission to the facsimile number given below, provided that telephonic confirmation of receipt is obtained promptly after completion of transmission, (c) on the second day after delivery to any express courier, or (d) on the fifth day after mailing, if mailed to the Party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and addressed as follows: If to RDC, to Roche Diagnostics Corporation, 9115 Hague Road, Indianapolis, IN 46256, Attn: David Quick, Telephone: 317/521-3896Fax: 317/521-2777 Copy to Law Department at same address, Telephone: 317/845-2000; Fax: 317/521-2840.  If to BRLI, to:  Bio-Reference Laboratories, Inc., Attention: Marc Grodman, MD, CEO, 481 Edward Ross Drive, Elmwood Park, NJ 07407  Telephone 201-791-2600.  If to CareEvolve, to:  CareEvolve.com, Inc., Attention: Richard L. Faherty, COO, 481 Edward Ross Drive, Elmwood Park, NJ 07407  Telephone 201-791-2600. Copy to : Roger Tolins, Esq., Tolins & Lowenfels, PC, 747 Third Avenue, New York, NY  10017.  Any Party may change its address for the purpose of this Section 15(d) by giving the other Party written notice of its new address in the manner set forth above.

  (e)                         Relationship of Parties.  Nothing in this Agreement shall be construed to (i) create a joint venture, partnership, employer/employee relationship, agency or any other relationship other than that of parties contracting at arms-length, or (ii) to authorize either Party to assume or undertake any obligations of any kind, express or implied, on behalf of the other Party.

  (f)                          Expenses.  Except as explicitly provided in Sections 12 and 13 with respect to indemnification claims, each Party shall bear its own expenses in connection with the negotiation, execution and performance of this Agreement, including without limitation legal fees and expenses.

  (g)                         Non-Solicitation.  During the Term and for a period of one year following the expiration or termination thereof, neither Party, without the consent of the other Party, shall solicit, recruit or persuade any person performing under this Agreement to terminate his/her employment with the other Party.

  (h)                         Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  Neither Party may assign or delegate this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party.

  (i)                          Taxes, Duties and Other Charges.  BRLI and CareEvolve shall indemnify and hold harmless RDC from and against any sales, use, gross receipts, value-added, excise, property or other tax, tariff, duty or assessment (excluding income taxes incurred by RDC) and related interest and penalties collected, levied or imposed by national governments, state or provincial governments, local governments or any subdivision of the foregoing and arising out of or related to the operations of CareEvolve during the term of this Agreement by CareEvolve..

  (j)                          Publicity.  Neither Party shall issue any press release nor make any public announcement respecting the execution or the terms of this Agreement without the prior approval of the other Party.

  (k)                         Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

  (l)                          Counterparts; Facsimile Signatures.  This Agreement may be executed in counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same instrument.  Delivery by a Party of executed counterparts of this Agreement by facsimile shall constitute execution and delivery of such counterpart to the same extent as if such counterpart were originally executed and delivered by such Party.

  (m)                        Severability.  If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, such provision shall be ineffective to the extent of such invalidity, illegality or unenforceability, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid and enforceable provision as similar as possible to the provision at issue, all without affecting the validity, legality or enforceability of such provision in any other jurisdictions.

  (n)                         Amendment.  No provision of this Agreement may be changed, waived, discharged or terminated orally, by telephone or by any means except by an instrument in writing signed by the Party against whom enforcement of the change, waiver, discharge or termination is sought and then the same shall be effective only in the specific instance for which it is given.

  (o)                         Interpretation.  The Parties hereto acknowledge and agree that this Agreement represents the product of negotiations conducted in good faith and at arms-length and that this Agreement should not be interpreted in favor of or against any Party because of such Party’s ability or inability to control the drafting of this Agreement.

  (p)                         Entire Agreement.  This Agreement contains the entire agreement of the Parties relating to the matters addressed herein or therein, superseding any and all prior agreements, whether written or oral.

  (q)                         Survival.  The provisions of Sections 8, 9, 10, 11, 12, 13, 15(b), 15(e), 15(f), 15(h), 15(m) and 15(o) shall survive the execution of this Agreement and the expiration or termination of the Term and remain binding on the Parties in accordance with their terms.

  (s)                         Guaranty.  BRLI hereby unconditionally, absolutely and irrevocably guarantees the full and prompt payment by CareEvolve of any amounts owed to RDC pursuant to any provision of this Agreement, and the full and prompt performance by CareEvolve of all provisions of this Agreement.

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IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

ROCHE DIAGNOSTICS CORPORATION (“RDC”)	BIO-REFERENCE LABORATORIES, INC.(“BRLI”)
By: /S/Richard W. Aderman Printed: Richard W. Aderman Title: Sr. V.P. & General Manager	By: /S/Richard L. Faherty Printed: Richard L. Faherty Title:CIO
CAREEVOLVE.COM, INC. (“CareEvolve”)

By: /S/Richard L. Faherty Printed: Richard L. Faherty Title: COO